Exhibit 99.1

Press Release

November 8, 2006	Contact Information:
For Immediate Release	George C. Moore
Executive VP Finance and Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Second Quarter Results for Fiscal 2007

MILWAUKEE, WI – November 8, 2006

Rexnord Corporation, a leading manufacturer of highly engineered precision motion technology products, primarily power transmission products, today reported summary results for the second quarter of its fiscal 2007 which ended September 30, 2006. For purposes of this earnings release, we refer to the second quarter of fiscal 2007 as the 13 weeks between July 3, 2006 and September 30, 2006, which is split into two accounting periods as a result of our acquisition by Apollo on July 21, 2006. The predecessor accounting period is from July 3, 2006 to July 21, 2006 and the successor accounting period is from July 22, 2006 to September 30, 2006.

Second Quarter Highlights:

•	Second quarter sales grew 9.1% over the prior year quarter to $298.1 million

•	Second quarter loss from operations of $18.7 million includes $46.1 million of transaction-related costs and $8.4 million of amortization of intangible assets.

•	Second quarter Adjusted EBITDA grew 14.9% to $54.8 million or 18.4% of sales; compared to the second quarter of last year Adjusted EBITDA of $47.7 million or 17.5% of sales

•	Total debt was reduced by $29.2 million from the date of the Apollo acquisition on July 21; Debt to EBITDA ratio declined to 6.3x from 6.8x as of July 21

•	Backlog as of September 30, 2006 was $376.4 million, an increase of $69.0 million or 22.4% from March 2006

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased with the results we posted in the second quarter of fiscal 2007 as our sales grew 9.1% and our Adjusted EBITDA grew by 14.9% over the prior year quarter. Additionally, we reduced our leverage ratio from 6.8x at the date of the Apollo acquisition, to 6.3x at the end of the quarter, driven both by solid earnings growth in the quarter and by reducing our debt by $29.2 million since the acquisition date.” Hitt continued, “We continue to see positive trends in our businesses and end markets, which is demonstrated by our solid order growth of 9.4% in the quarter and 10.8% through the first six months of fiscal 2007 (adjusted to include Falk for the entire six months in the prior year). That positive order trend results in our backlog currently sitting at $376.4 million - 22% higher than the beginning of the fiscal year.” Hitt concluded, “We’re well positioned as we start the second half of fiscal 2007. Our focus will be on continuing to improve our overall service levels and driving better operational performance by reducing total cost, improving productivity and improving the velocity of our inventory turns using the Rexnord Business System. Our priorities for the remainder of fiscal 2007 remain the same, to focus on the needs of our customers and to reduce our leverage by focusing on driving growth, margin expansion, and generating cash to reduce our debt.”

Second Quarter – 9.1% sales growth and Adjusted EBITDA margins expand 90 basis points

Sales in the second quarter of fiscal 2007 were $298.1 million, an increase of $24.8 million or 9.1%, from last year’s second quarter sales of $273.3 million. The sales increase was driven primarily by strength in our industrial products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates) and food and beverages as well as strong demand for our aerospace products. Foreign currency fluctuations also favorably impacted sales by approximately $2.9 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the second quarter was $54.8 million, an increase of 14.9% or $7.1 million over the second quarter of fiscal 2006. Adjusted EBITDA for the second quarter of fiscal 2007 excludes $46.1 million of transaction-related costs related to the Apollo transaction, $14.0 million of costs related to adjusting our inventories to fair value as part of the Apollo transaction and $9.0 million of LIFO income. Adjusted EBITDA for the second quarter of fiscal 2006 excludes $1.9 million of LIFO income and $3.9 million of restructuring and other similar costs related to plans we initiated to restructure certain manufacturing operations and reduce headcount at certain locations, including the continuation of certain Falk plant consolidation activity that had been initiated prior to our acquisition of Falk.

Gross profit in the second quarter of fiscal 2007 grew to $90.8 million, or 30.5% of net sales, from $86.8 million, or 31.8% of net sales in the second quarter of fiscal 2006. Inventory purchase accounting adjustments and LIFO unfavorably impacted current quarter gross profit margins by a combined 170 basis points, whereas the prior year quarter gross profit margins were favorably impacted by these items by 70 basis points. The reduction in gross profit margins year-over-year from purchase accounting adjustments and LIFO was partially offset by the realization of synergies and fixed cost reductions achieved over the past year resulting from the integration of the Falk and Rexnord businesses.

Six Months of Fiscal 2007 – 8.9% sales growth (adjusted to include Falk in prior year six months); Adjusted EBITDA increase of 17.5% (adjusted to include Falk for the entire six months of the prior year) to 18.2% of sales

Sales in the first six months of fiscal 2007 were $586.5 million, an increase of $73.3 million or 14.3%, over sales in the first six months of fiscal 2006 of $513.2 million. Approximately $25.2 million of this increase was due to the timing of the Falk acquisition in May 2005 as the first half of our prior fiscal year only included approximately 4.5 months of Falk sales. The remaining sales increase of $48.1 million was driven primarily by strength in industrial products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates) and food and beverages as well as strong demand for our aerospace products. Foreign currency fluctuations also favorably impacted sales by approximately $6.4 million during the first six months of fiscal 2007 as the Euro and Canadian dollar strengthened against the U.S. dollar.

Adjusted EBITDA in the first six months of fiscal 2007 was $106.8 million, an increase of 17.5% or $15.9 million over the first six months of fiscal 2006 (adjusted to include Falk for the entire six months of the prior year). Adjusted EBITDA for the first six months of fiscal 2007 excludes $62.7 million of transaction-related costs related to the Apollo transaction, $14.0 million of costs related to adjusting our inventories to fair value as part of the Apollo transaction and $8.0 million of LIFO income. Adjusted EBITDA for the first six months of fiscal 2006 excludes $1.5 million of LIFO income and $5.8 million of restructuring and other similar costs related to plans we initiated to restructure certain manufacturing operations and reduce headcount at certain locations, including the continuation of certain Falk plant consolidation activity that had been initiated prior to our acquisition of Falk.

Gross profit in the first six months of fiscal 2007 was $180.5 million, or 30.8% of net sales, compared to $158.1 million, or 30.8% of net sales in the first six months of fiscal 2006. Inventory purchase accounting adjustments and LIFO unfavorably impacted current year gross profit margins by a combined 100 basis points, whereas the prior year gross profit margins were favorably impacted by these items by 30 basis points. The reduction in gross profit margins year-over-year from purchase accounting adjustments and LIFO was offset by the realization of synergies and fixed cost reductions achieved over the past year resulting from the integration of the Falk and Rexnord businesses.

Debt reduced by $29.2 million since the Apollo acquisition on July 21, 2006

At the end of the second quarter, the Company had total debt of $1,407.2 million, $29.2 million lower than as of the date of the Apollo acquisition of Rexnord on July 21, 2006. The company also had cash on hand of $9.9 million as of September 30, 2006. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of September 30, 2006 was 6.3x compared to 6.8x as of July 21, 2006 (the date of the Apollo transaction) and 3.9x as of March 31, 2006.

Acquisition of Jacuzzi’s Plumbing Products Business

On October 11, 2006, we entered into an agreement with an affiliate of Apollo to acquire the plumbing products business (“Zurn”) of Jacuzzi Brands, Inc. for a cash purchase price of approximately $950 million. We anticipate the purchase price will be financed through an equity investment by Apollo and its affiliates of approximately $290 million and debt financing of approximately $660 million, for which Rexnord has received customary commitments. This acquisition, which is expected to close in the first quarter 2007, will create a new strategic water management platform for us. The acquisition of Zurn is dependent on our receipt of financing, as well as the completed acquisition of Jacuzzi Brands by Apollo, which is subject to customary closing conditions, including the receipt of debt financing and approval by Jacuzzi Brands’ stockholders. We expect this transaction to be approximately leverage neutral for the Company.

Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America, and holds a leading market position across most of its businesses.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of precision motion technology products, primarily power transmission products, with approximately 6,000 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, November 9, 2006 at 10:00 a.m. Eastern Time to discuss its fiscal year 2007 second quarter results, provide a general business update and respond to questions. Rexnord CEO Robert Hitt and CFO George Moore will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (800) 289-0726

International toll #: (913) 981-5545

Access Code: 4542421

If you are unable to participate during the live teleconference, a replay of the conference call will be available until November 16, 2006. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 4542421.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

	Second Quarter and Periods Ended			Six Months and Periods Ended
		Predecessor			Predecessor
	Period from July 22, 2006 through September 30, 2006 (Unaudited)	Period from July 3, 2006 through July 21, 2006 (Unaudited)	October 2, 2005 (Unaudited)	Period from July 22, 2006 through September 30, 2006 (Unaudited)	Period from April 1, 2006 through July 21, 2006 (Unaudited)	October 2, 2005 (Unaudited)
Net sales	$252.3	$45.8	$273.3	$252.3	$334.2	$513.2
Cost of sales	168.3	39.0	186.5	168.3	237.7	355.1

Gross profit	84.0	6.8	86.8	84.0	96.5	158.1
Selling, general and administrative expenses	42.7	12.3	48.0	42.7	63.1	89.9
Restructuring and other similar costs	—	—	3.9	—	—	5.8
Transaction-related costs	—	46.1	—	—	62.7	—
Amortization of intangible assets	7.4	1.0	4.0	7.4	5.0	7.6

Income (loss) from operations	33.9	(52.6)	30.9	33.9	(34.3)	54.8
Non-operating income (expense):
Interest expense, net	(28.4)	(3.9)	(16.2)	(28.4)	(21.0)	(29.8)
Other expense, net	(0.6)	0.3	(1.5)	(0.6)	(0.4)	(2.9)

Income (loss) before income taxes	4.9	(56.2)	13.2	4.9	(55.7)	22.1
Provision (benefit) for income taxes	4.5	(19.4)	5.5	4.5	(16.1)	9.5

Net income (loss)	$0.4	$(36.8)	$7.7	$0.4	$(39.6)	$12.6

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

		Predecessor
	September 30, 2006 (Unaudited)	March 31, 2006 (Unaudited)
Assets
Current assets:
Cash	$9.9	$22.5
Receivables, net	183.9	177.4
Inventories, net	229.9	191.9
Other current assets	25.2	22.2

Total current assets	448.9	414.0

Property, plant and equipment, net	371.6	348.9
Intangible assets, net	539.6	141.1
Goodwill	984.6	670.4
Other assets	59.0	33.7

Total assets	$2,403.7	$1,608.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$8.7	$1.9
Trade payables	118.1	119.3
Income taxes payable	5.5	3.9
Deferred income taxes	15.2	7.0
Compensation and benefits	46.3	44.9
Current portion of pension obligations	7.5	20.8
Current portion of postretirement benefit obligations	5.1	5.1
Interest payable	26.6	13.5
Other current liabilities	40.9	38.4

Total current liabilities	273.9	254.8

Long-term debt	1,398.5	751.8
Pension obligations	66.8	61.6
Postretirement benefit obligations	44.2	33.5
Deferred income taxes	197.0	40.2
Other liabilities	22.5	25.1

Total liabilities	2,002.9	1,167.0
Stockholders’ equity
Common stock, $0.01 par value; at September 30, 2006 100,000 shares were authorized and 1,000 shares were issued and outstanding; at March 31, 2006 5,000,000 shares were authorized and 3,623,809 shares were issued and outstanding	0.1	0.1
Additional paid in capital	399.8	363.4
Retained earnings	0.4	68.3
Accumulated other comprehensive income	0.5	9.3

Total stockholders’ equity	400.8	441.1

Total liabilities and stockholders’ equity	$2,403.7	$1,608.1

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months and Periods Ended
		Predecessor
	Period from July 22, 2006 through September 30, 2006 (Unaudited)	Period from April 1, 2006 through July 21, 2006 (Unaudited)	October 2, 2005 (Unaudited)
Operating activities
Net income (loss)	$0.4	$(39.6)	$12.6
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	9.1	14.0	20.7
Amortization of intangible assets	7.4	5.0	7.6
Amortization of deferred financing costs	1.3	1.1	1.8
Gain on dispositions of property, plant and equipment	—	(1.3)	—
Non-cash write-off of deferred financing fees	—	20.5	—
Stock option expense	1.2	—	—
Changes in operating assets and liabilities:
Receivables	(22.7)	12.4	5.0
Inventories	3.6	(18.1)	(7.7)
Other assets	(2.7)	(1.3)	(2.1)
Accounts payable	12.3	(17.2)	(10.1)
Accrued transaction fees	(18.6)	18.6	—
Accruals and other	22.6	1.5	3.0

Cash provided by (used for) operating activities	13.9	(4.4)	30.8

Investing activities
Expenditures for property, plant and equipment	(9.8)	(11.7)	(12.7)
Proceeds from dispositions of property, plant and equipment	1.1	1.6	—
Acquisitions, net of cash acquired	(1,011.6)	(5.6)	(301.3)

Cash used for investing activities	(1,020.3)	(15.7)	(314.0)

Financing activities
Proceeds from issuance of long-term debt	1,430.7	16.9	312.0
Repayments of long-term debt	(786.3)	(8.5)	(35.2)
Payment of financing fees	(55.2)	(0.2)	(7.5)
Payment of tender premium	(23.1)	—	—
Capital contribution	438.0	—	—
Proceeds from issuance of common stock	—	—	1.0

Cash provided by financing activities	1,004.1	8.2	270.3
Effect of exchange rate changes on cash	1.4	0.2	(0.3)

Decrease in cash	(0.9)	(11.7)	(13.2)
Cash at beginning of period	10.8	22.5	26.3

Cash at end of period	$9.9	$10.8	$13.1

Reconciliation of EBITDA and Adjusted EBITDA

Second Quarter

(Unaudited)

	Second Quarter and Periods Ended
		Predecessor	Combined
	Period from July 22, 2006 through September 30, 2006	Period from July 3, 2006 through July 21, 2006	Period from July 3, 2006 through September 30, 2006	Quarter Ended October 2, 2005
Net income (loss)	$0.4	$(36.8)	$(36.4)	$7.7
Interest expense, net	28.4	3.9	32.3	16.2
Provision (benefit) for income taxes	4.5	(19.4)	(14.9)	5.5
Depreciation and amortization	16.5	2.9	19.4	14.8

EBITDA	49.8	(49.4)	0.4	44.2

Adjustments to EBITDA:

Restructuring and other similar costs	—	—	—	3.9
Transaction costs	—	46.1	46.1	—
Stock option expense	1.2	—	1.2	—
Impact of inventory fair value adjustment	14.0	—	14.0	—
LIFO expense (income)	(9.2)	0.2	(9.0)	(1.9)
Required reserve adjustment related to predecessor	(0.5)	2.3	1.8	—
Other expense (income), net	0.6	(0.3)	0.3	1.5

Subtotal of adjustments to EBITDA	6.1	48.3	54.4	3.5

Adjusted EBITDA	$55.9	$(1.1)	$54.8	$47.7

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, transaction-related costs, stock option expense, other expense, LIFO expense and nonrecurring items. For the quarter ended September 30, 2006, transaction-related costs of $46.1 million consist entirely of seller-related expenses incurred during the quarter in connection with the sale of the Company to Apollo. Other expense, net for the quarter ended September 30, 2006, consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.1 million and foreign currency gains of $0.3 million. For the quarter ended October 2, 2005, restructuring and other similar costs of $3.9 million relates to restructuring expense associated with plant consolidation and severance and related costs. Other expense, net consists of management fee expense of $0.5 million, foreign currency losses of $0.6 million, attorney fees incurred as part of the refinancing of our credit agreement of $0.2 million and other miscellaneous expenses of $0.2 million.

Reconciliation of EBITDA and Adjusted EBITDA

Six Months

(Unaudited)

	Six Months and Periods Ended
		Predecessor	Combined
	Period from July 22, 2006 through September 30, 2006	Period from April 1, 2006 through July 21, 2006	Period from July 3, 2006 through September 30, 2006	Six Months Ended October 2, 2005
Net income (loss)	$0.4	$(39.6)	$(39.2)	$12.6
Interest expense, net	28.4	21.0	49.4	29.8
Provision (benefit) for income taxes	4.5	(16.1)	(11.6)	9.5
Depreciation and amortization	16.5	19.0	35.5	28.3

EBITDA	49.8	(15.7)	34.1	80.2

Adjustments to EBITDA:

Restructuring and other similar costs	—	—	—	5.8
Transaction costs	—	62.7	62.7	—
Stock option expense	1.2	—	1.2	—
Impact of inventory fair value adjustment	14.0	—	14.0	—
LIFO expense (income)	(9.2)	1.2	(8.0)	(1.5)
Required reserve adjustment related to predecessor	(0.5)	2.3	1.8	—
Other expense, net	0.6	0.4	1.0	2.9

Subtotal of adjustments to EBITDA	6.1	66.6	72.7	7.2

Adjusted EBITDA	$55.9	$50.9	$106.8	$87.4

Memo: Pro Forma Falk	$—	$—	$—	$3.5

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, transaction-related costs, stock option expense, other expense, LIFO expense and nonrecurring items. For the six months ended September 30, 2006, transaction-related costs of $62.7 million consist entirely of seller-related expenses incurred during the quarter in connection with the sale of the Company to Apollo. Other expense, net for the six months ended September 30, 2006, consists of management fee expense of $1.0 million, gains on the sale of fixed assets of $1.3 million, foreign currency losses of $1.2 million and other expense of $0.1 million. For the six months ending October 2, 2005, restructuring and other similar costs of $5.8 million relates to restructuring expense associated with plant consolidation and severance and related costs. Other expense, net consists of management fee expense of $1.0 million, foreign currency losses of $0.8 million, attorney fees incurred as part of the refinancing of our credit agreement of $0.9 million and other miscellaneous expenses of $0.2 million.